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                                                                    Exhibit 23.3

                      Consent of Beard Miller Company LLP

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 30, 2002, except for Note 7 as to which the date is February 25, 2002, with respect to the consolidated financial statements of Conestoga Enterprises, Inc., which appears in Conestoga Enterprises, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and is incorporated by reference in this Registration Statement (Amendment No. 2 to Form S-4) of D&E Communications, Inc. and related joint proxy statement/prospectus of D&E Communications, Inc. and Conestoga Enterprises, Inc.


                                                    Beard Miller Company LLP

                                                    /s/ Beard Miller Company LLP


Reading, Pennsylvania
April 23, 2002